EXHIBIT 4.32

ADDENDUM Nr. 1 to an

CONTRACT dated 24th January 2008 made between

DRILLSHIP KITHIRA OWNERS INC. (1)

and

SAMSUNG HEAVY INDUSTRIES CO., LTD (2)

relating to the construction and sale

of

DRILLSHIP HULL NO. 1865

WHEREAS:

(A)

pursuant to Clause 4(a)(ii) of Article II of the Contract dated 24th January 2008 (the “Contract”) and made between (1) Drillship Kithira Owners Inc. of The Marshall Islands (the “Buyer”) and (2) Samsung Heavy Industries Co., Ltd of Korea (the “Builder”), it was agreed that Thirty Nine Million Five Hundred Seventy Five Thousand United States Dollars (US$39,575,000) (the “Second Part of the First Installment”) would be payable by the Buyer to the Builder on 24th March 2008; and

(B)	the parties to the Contract have agreed to enter into this Addendum Nr. 1 in order to amend both Clause 4(a)(ii) and the last paragraph of Article II of the Contract.

NOW IT IS HEREBY AGREED as follows:

Words and expressions defined in the Contract shall, unless the context otherwise requires or unless otherwise defined herein, have the same meaning when used in this Addendum Nr. 1.

In consideration of the Buyer paying to the Builder the sum of Ten Million United States Dollars (US$10,000,000), being part only of the Second Part of the First Instalment, no later than 26th March 2008, the Builder hereby agrees that the remaining balance of the Second Part of the First Instalment, being the sum of Twenty Nine Million Five Hundred Seventy Five Thousand United States Dollars (US$29,575,000) shall be paid by the Buyer to the Builder on 24 April 2008.

It is further agreed by the parties that, if the Contract is terminated by the Buyer on or before 24 April 2008, the payment of US$20,000,000 shall be forfeited by the Buyer and the Buyer shall indemnify the Builder on production of invoices or other documentary evidence by the Builder for any damages or expenses whatsoever in excess of US$20,000,000 incurred by the Builder up to the date of termination.

Save as amended and restated by this Addendum Nr. 1, the provisions of the Contract shall continue in full force and effect and the Contract and this Addendum Nr. 1 shall be read and construed as one instrument.

This 21st day of March 2008.

Signed for and behalf of		Signed for and behalf of

DRILLSHIP KITHIRA OWNERS INC.		SAMSUNG HEAVY INDUSTRIES CO., LTD

By:		By:	Harris Lee
Title:	Attorney-In-Fact	Title:	Vice President

In the presence of:	In the presence of:

VICTORIA LIAOU	Tony T.N. Kim
Branch Manager